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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number   000-27154
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                              JOACHIM BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

   Plaza Square, 328 North Main Street, De Soto, Missouri 63020 (314)586-8821
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, $0.01 Par Value Per Share
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           (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(2)(i)  [ ]
        Rule 12-g4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii) [ ]             Rule 15d-6           [ ]
        Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:

      One (1)
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Pursuant to the requirements of the Securities Exchange Act of 1934 Joachim
Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   June 29, 1998                     By:     /s/ Greg A. Allen
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                                                Greg A. Allen,  President